                            STOCK PURCHASE AGREEMENT

                                 By and Between

                            PICK COMMUNICATIONS CORP.


                                       and

                             LEBOW INVESTMENTS LTD.

                             ----------------------

                         Dated as of September 13, 1999

                             ----------------------

                                TABLE OF CONTENTS

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
                                                                                                               Page
ARTICLE I
PURCHASE AND SALE...............................................................................................-1-
         SECTION 1.1  Agreement to Sell and Purchase Capital Stock; Consideration...............................-1-
         SECTION 1.2  Elimination of Intercompany and Other Debt................................................-2-
         SECTION 1.3  Closing...................................................................................-2-

ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF THE SELLER...........................................................-3-
         SECTION 2.1  Title to Shares...........................................................................-3-
         SECTION 2.2  Due Authorization.........................................................................-3-
         SECTION 2.3  No Conflicts; Consents and Approvals......................................................-3-
         SECTION 2.4  Corporate Existence and Power; Capitalization; Subsidiaries...............................-4-
         SECTION 2.5  Charter Documents and Corporate Records...................................................-4-
         SECTION 2.6  Financial Information.....................................................................-5-
         SECTION 2.7  Liabilities...............................................................................-5-
         SECTION 2.8  Receivables...............................................................................-6-
         SECTION 2.9  Inventories...............................................................................-6-
         SECTION 2.10  Absence of Certain Changes...............................................................-6-
         SECTION 2.11  Properties; Title........................................................................-7-
         SECTION 2.12  Material Contracts.......................................................................-8-
         SECTION 2.13  Intangible Property and Warranties.......................................................-8-
         SECTION 2.14  Claims and Proceedings...................................................................-9-
         SECTION 2.15  Taxes....................................................................................-9-
         SECTION 2.16  Employee Benefit Plans..................................................................-10-
         SECTION 2.17  Employee-Related Matters................................................................-11-
         SECTION 2.18  Insurance...............................................................................-12-
         SECTION 2.19  Compliance with Laws....................................................................-12-
         SECTION 2.20  Permits and Licenses....................................................................-13-
         SECTION 2.21  Environmental Matters...................................................................-13-
         SECTION 2.22  Finders' Fees...........................................................................-13-
         SECTION 2.23  Depositories; Powers of Attorney, Etc...................................................-13-
         SECTION 2.24  Disclosure; Schedules...................................................................-14-

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................-14-
         SECTION 3.1  Authority Relative to This Agreement.....................................................-14-
         SECTION 3.2  No Conflicts; Consents...................................................................-14-
         SECTION 3.3  Corporate Existence and Power............................................................-15-
         SECTION 3.4  Finders' Fees............................................................................-15-
         SECTION 3.5  Investment...............................................................................-15-
         SECTION 3.6  Tax Returns..............................................................................-15-

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
ARTICLE IV
         COVENANTS AND AGREEMENTS PRIOR TO
         AND SUBSEQUENT TO CLOSING.............................................................................-15-
         SECTION 4.1  Conduct of Business......................................................................-15-
         SECTION 4.2  Corporate Examinations and Investigations................................................-17-
         SECTION 4.3  Consents, Filings and Authorizations; Efforts to Consummate..............................-17-
         SECTION 4.4  Negotiations With Others.................................................................-18-
         SECTION 4.5  Notices of Certain Events................................................................-18-
         SECTION 4.6  Public Announcements.....................................................................-18-
         SECTION 4.7  Confidentiality..........................................................................-19-
         SECTION 4.8  Expenses.................................................................................-20-
         SECTION 4.9  Further Assurances.......................................................................-20-
         SECTION 4.10 Tax Matters..............................................................................-20-
         SECTION 4.11 Seller's Board Representation. . . . . . . . . . . . . . . . . . .   . . . . . . . . . . .  -
                  21-

ARTICLE V
         CONDITIONS TO CLOSING.................................................................................-21-
         SECTION 5.1  Conditions to the Obligations of Seller and Purchaser....................................-21-
         SECTION 5.2  Conditions to the Obligations of Seller..................................................-21-
         SECTION 5.3  Conditions to the Obligations of Purchaser...............................................-22-

ARTICLE VI
         TERMINATION...........................................................................................-24-
         SECTION 6.1  Termination..............................................................................-24-
         SECTION 6.2  Effect of Termination; Right to Proceed..................................................-25-

ARTICLE VII
         INDEMNIFICATION.......................................................................................-25-
         SECTION 7.1  Survival of Representations and Warranties...............................................-25-
         SECTION 7.2  Obligation of Seller to Indemnify........................................................-26-
         SECTION 7.3  [Intentionally Left Blank]
         SECTION 7.4  Notice and Opportunity to Defend Third Party ............................................-27-
         SECTION 7.5  Limitation on Indemnification; Payment of Indemnification Amounts........................-27-
         SECTION 7.6  Other Remedies...........................................................................-28-

ARTICLE VIII
         MISCELLANEOUS.........................................................................................-28-
         SECTION 8.1  Notices..................................................................................-28-
         SECTION 8.2  Entire Agreement.........................................................................-29-
         SECTION 8.3  Waivers and Amendments; Non-Contractual Remedies;
                                    Preservation of Remedies...................................................-30-

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
         SECTION 8.4  Governing Law............................................................................-30-
         SECTION 8.5  Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.....................-30-
         SECTION 8.6  Binding Effect; Assignment and the PICK Net Option.......................................-31-
         SECTION 8.7  Exhibits.................................................................................-31-
         SECTION 8.8  Severability.............................................................................-31-
         SECTION 8.9  Counterparts.............................................................................-32-

ARTICLE IX
         DEFINITIONS...........................................................................................-32-
         SECTION 9.1  Definitions..............................................................................-32-
         SECTION 9.2  Interpretation...........................................................................-35-


                                    SCHEDULES


Schedule 2.3          -        Required Consents

Schedule 2.4          -        Capitalization

Schedule 2.7          -        Liabilities

Schedule 2.8          -        Receivables

Schedule 2.9          -        Inventories

Schedule 2.10         -        Adverse Changes

Schedule 2.11         -        Properties

Schedule 2.12         -        Material Contracts

Schedule 2.13         -        Intellectual Property

Schedule 2.14         -        Litigation

Schedule 2.15         -        Taxes

Schedule 2.16         -        Employee Benefit Plans

Schedule 2.17         -        Employee-Related Matters

Schedule 2.18         -        Insurance

Schedule 2.20         -        Permits and Licenses

Schedule 2.21         -        Environmental Matters

Schedule 2.22         -        Broker

Schedule 2.23         -        Powers of Attorney

Schedule 3.2          -        Consents

Schedule 4.7          -        Confidential Information

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of September 13, 1999, between PICK COMMUNICATIONS CORP., a Nevada corporation (the "Seller"), and LEBOW INVESTMENTS LTD., a British Virgin Islands corporation (or an affiliate thereof) (the "Purchaser").


                              W I T N E S S E T H :


         WHEREAS, the Seller provides telecommunications services through its wholly-owned subsidiaries, PICK Net Inc., a New Jersey corporation ("PICK Net USA") and PICK Net UK PLC, a public limited company organized under the laws of England ("PICK Net UK" and, together with PICK Net USA, the "Subsidiaries"); and

         WHEREAS, the Seller has determined that each of the Subsidiaries has a negative tangible net worth and that the continued operation of such Subsidiaries by the Seller will hamper the long-term growth potential of the Seller and its other consolidated subsidiaries; and

         WHEREAS, the board of directors of the Seller has determined that the disposition of the Subsidiaries pursuant to the terms and conditions of this Agreement are in the best interests of the Seller and its stockholders; and

         WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of Seller's right, title and interest in and to 100% of the issued and outstanding capital stock of PICK Net USA and PICK Net UK (the "Acquisition"); and

         WHEREAS, in furtherance of the consummation of the Acquisition and the other transactions contemplated hereby (the "Other Contemplated Transactions"), the parties hereto desire to enter into this Agreement (certain capitalized terms used herein have the respective meanings set forth in Article IX).

         NOW, THEREFORE, in consideration of the foregoing premises, the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         SECTION 1.1 Agreement to Sell and Purchase Capital Stock; Consideration. Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and take assignment and delivery of, all of the Seller's right, title and interest in and to all of the issued and outstanding shares of capital stock of PICK Net USA and PICK Net UK (the "Purchased Shares"). The parties hereto agree that the aggregate purchase price to be paid at Closing by the Purchaser in consideration of the Purchased Shares will be equal to two United States Dollars ($2.00) in cash (the "Purchase Price").

         SECTION 1.2 Elimination of Intercompany and Other Debt.

         (a) At the Closing, the Seller and each consolidated subsidiary of the Seller that is not a Subsidiary shall release and forever discharge PICK Net USA and PICK Net UK from any and all inter-company liabilities of the Subsidiaries, including notes payable and Receivables that are due or that will come due from such Subsidiaries that arose on or prior to the Closing Date.

         (b) At the Closing, each of the Subsidiaries shall release and forever discharge the Seller and each consolidated subsidiary of the Seller that is not PICK Net USA or PICK Net UK from any and all inter-company liabilities of the Seller, including notes payable and Receivables that are due or that will come due from the Seller or such other subsidiaries that arose on or prior to the Closing Date.

         (c) Prior to the Closing, Seller shall deliver to the Purchaser all pleadings and other information reasonably requested by Purchaser relating to the arbitration proceeding (the "Arbitration") commenced by the Seller against American Telephone and Telegraph ("AT&T") on or about November 5, 1997. The Seller shall assume as the primary obligor, and shall indemnify and hold harmless each of the Subsidiaries, against payment of all amounts in excess of $1.1 million either (i) due and payable on or prior to the date of this Agreement, whether or not disputed, to AT&T or (ii) to be paid to AT&T under the terms of any judgment for or settlement of the Arbitration.

         (d) At the Closing, the Seller shall assume as the primary obligor, the payment of any liabilities owed to vendors and creditors ("Subsidiary Debt") of the Subsidiaries which in the aggregate exceed eight million nine hundred thousand dollars ($8,900,000), including up to nine hundred-twenty thousand dollars ($920,000) of obligations under outstanding debit telephone cards of PICK US Inc., which is being assumed by the Subsidiaries pursuant to a service agreement to be entered into with PICK US Inc., but exclusive of the AT&T obligation referred to in Subsection (c) above, and shall indemnify the Purchaser against payment of all amounts in excess of $8,900,000.

         SECTION 1.3 Closing. The closing (the "Closing") of the Acquisition and the Other Contemplated Transactions shall take place at the offices of Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158, at 10:00 local time on October 29, 1999, or at such other time or place the parties hereto shall agree. The date of the Closing is hereinafter called the "Closing Date." All events which shall occur at the Closing shall be deemed to occur simultaneously.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (as if each such representation and warranty was remade on the Closing Date), that:

         SECTION 2.1 Title to Shares. (a) The Seller owns all of the Purchased Shares, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities law) and, immediately prior to the Closing, will be owned by the Seller, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities law). Immediately prior to the Closing, the Seller will be the only holder of record of all of the outstanding capital stock of each of the Subsidiaries.

                  (b) There are no options, warrants, rights, convertible securities or other agreements or commitments obligating the Seller, with respect to the shares of capital stock of the Subsidiaries owned by the Seller, to transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of any of the Subsidiaries.

         SECTION 2.2 Due Authorization. The Seller has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Acquisition and the Other Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Acquisition and Other Contemplated Transactions have been duly and validly authorized and approved by the Seller's board of directors and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery by or on behalf of the Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Acquisition and the Other Contemplated Transactions. This Agreement and each other Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller, and (assuming the valid execution and delivery thereof by the other parties hereto) constitutes the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws (as defined herein) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 2.3 No Conflicts; Consents and Approvals. Except as set forth in Schedule 2.3 attached hereto (the "Required Consents"), neither the execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party, nor the consummation of the Acquisition and the Other Contemplated Transactions, (i) violates any provision of the Certificate of Incorporation or by-laws (or comparable charter documents) of the

Seller or any of the Subsidiaries; (ii) requires the Seller or any of the Subsidiaries to obtain any consent, approval, Permit or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other Person; (iii) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), or permits the termination of, any Contract, right, other obligation or restriction relating to or which affects the Purchased Shares or the Seller or any of the Subsidiaries to which the Seller or any of the Subsidiaries is a party or by which either of them or its Assets or the Business may be bound or subject, or results in the creation of any Lien upon the Purchased Shares or upon any of the Assets of the Seller or the Subsidiaries pursuant to the terms of any such Contract; (iv) violates or conflicts with any Law or Order of any Governmental Body against, or binding upon, the Seller or the Subsidiaries or upon their respective Assets or the Business or the Purchased Shares; or (v) violates or results in the revocation or suspension of any Permit.

         SECTION 2.4 Corporate Existence and Power; Capitalization; Subsidiaries. (a) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and all material Permits required to own, lease and operate its respective properties and to conduct the Business as currently conducted. Except in any such jurisdiction where failure to so qualify would not have a Material Adverse Effect, each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

                  (b) The entire authorized capital stock of PICK Net USA consists of 1,000,000 shares of common stock, no par value per share (the "PICK Net USA Common Stock"). Of such authorized shares 1,000,000 shares of PICK Net USA Common Stock are issued and outstanding. The entire authorized capital of PICK Net UK consists of (pound)50,000 divided into 50,000 ordinary shares of (pound)1 each (the "PICK Net UK Ordinary Shares"). Of such authorized share capital, 12,499 ordinary shares of PICK Net UK Ordinary Shares are issued and outstanding and held by Seller and one qualifying share held by Diego Leiva. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable, and no shares were issued in violation of the preemptive rights of any stockholder. At the Closing, the aggregate number of Purchased Shares shall represent all of the outstanding shares of the capital stock of PICK Net USA and PICK Net UK.

                  (c) Except as set forth in Schedule 2.4 attached hereto, there are no options, warrants, rights, convertible securities or other agreements or commitments obligating the Seller or any of the Subsidiaries to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of any of the Subsidiaries or to make any payments in respect of the value of any shares any of the Subsidiaries.

         SECTION 2.5 Charter Documents and Corporate Records. The Seller has heretofore delivered to Purchaser true and complete copies of the Certificate of Incorporation and by-laws (or comparable charter documents) of the Seller and each of the Subsidiaries, as in effect on the date hereof. The stock and transfer books (or comparable documents) of the Seller and each of the Subsidiaries shall be made available to the Purchaser for its inspection prior to the Closing and shall be true and complete.

         SECTION 2.6 Financial Information. The Seller has furnished to the Purchaser true and complete copies of (i) the audited, consolidated financial statements of the Seller at and for the years ended December 31, 1998, 1997 and 1996 (the "Annual Statements"), (ii) the unaudited, consolidated financial statements of the Seller at and for the six (6) months ended June 30, 1999 (the "Interim Statements"), and (iii) the unaudited balance sheets of each of the Subsidiaries as of July 31, 1999 (the "Subsidiaries' Balance Sheets") and unaudited statements of revenues and expenses of each of the Subsidiaries for the seven months ended July 31, 1999 (the "Subsidiary Operating Statements"). The Annual Statements and Interim Statements have been prepared in accordance with GAAP consistently applied. Each of the Annual and Interim Statements presents fairly, in all material respects, the consolidated financial position of the Seller as of its date, and its earnings and cash flows for the periods then ended, except that there is no statement of stockholders' equity for the Interim Statements. Each balance sheet contained in the Annual Statements fully sets forth on a consolidated basis all Assets and Liabilities of the Seller existing as of its date which, under GAAP, should be set forth therein, and each statement of earnings contained therein sets forth the items of income and expense of the Seller which should appear therein under GAAP. The Interim Statements have been prepared in accordance with GAAP (except that notes have not been included) in a manner consistent with the Seller's past practices and present fairly, in all material respects, the consolidated financial position of the Subsidiaries as of its date and results of operations for the period then ended, subject to normal year-end adjustments and accruals. The audited consolidated financial statements of the Seller included in all reports, schedules, forms, statements and other documents required to be filed with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended ("Exchange Act"), from January 1, 1996 through the date hereof fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Seller and its consolidated subsidiaries as of the times and for the periods referred to therein, subject, in the case of the Interim Statements, to the lack of footnotes and normal year-end adjustments and to any other adjustments or exceptions described therein, all in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated therein or in the notes thereto). The Subsidiaries' Balance Sheets present fairly in accordance with GAAP the financial position of each of the Subsidiaries as of July 31, 1999, except that there are no footnotes to said Balance Sheets. All material information required by GAAP to be disclosed in footnotes to a balance sheet of each of the Subsidiaries as of July 31, 1999 is disclosed in one or more of the schedules to this Agreement. The Subsidiary Operating Statements are consistent with the Assumptions made in the Pro Forma Financial Statements and were prepared on a consistent basis with the Interim Financial Statements, although they were not necessarily prepared in accordance with GAAP.

         SECTION 2.7 Liabilities. Except as described in Schedule 2.7 attached hereto and as and to the extent reflected in the Subsidiaries' Balance Sheets at July 31, 1999, the Subsidiaries did not have, as of July 31, 1999, any Liabilities (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business); and except as described in Schedule 2.7 attached hereto, none of the Subsidiaries has incurred any Liabilities since July 31, 1999, except (i) current Liabilities for trade or business obligations incurred in the ordinary course of the Business and consistent with past practice, (ii) Liabilities in respect of this Agreement, and (iii) Liabilities that are otherwise disclosed pursuant to any other representation herein.

         SECTION 2.8 Receivables. Except to the extent of the amount of reserves for doubtful accounts reflected in the Interim Statements or as set forth in
Schedule 2.8 attached hereto, all the Receivables of the Subsidiaries reflected in the Subsidiaries' Balance Sheets and all Receivables that have arisen since July 31, 1999 (except Receivables that have been collected since such date) are valid and enforceable claims, and constitute bona fide Receivables resulting from the sale of goods and services in the ordinary course of the Business.
Schedule 2.8 attached hereto sets forth a true and complete list of all Receivables that are due and owing at the date hereof, or that will become due and owing within 60 days after the Closing Date, from the Seller or the consolidated subsidiaries of the Seller (other than PICK Net USA and PICK Net
UK) to any of the Subsidiaries which shall be eliminated as set forth in Section 1.2(b) above. Schedule 2.8 attached hereto sets forth a true and complete list of all Receivables that are due and owing at the date hereof, or that will become due and owing within 60 days after the Closing Date, from the Subsidiaries to the Seller or any of the consolidated subsidiaries of the Seller other than PICK Net USA and PICK Net UK which shall be eliminated as set forth in Section 1.2(a) above.

         SECTION 2.9 Inventories. All Inventory is free and clear of all Liens, except for the Liens described in Schedule 2.9 attached hereto.

         SECTION 2.10 Absence of Certain Changes. Since the Latest Balance Sheet Date, except as set forth in this Agreement or disclosed in Schedule 2.10 attached hereto, the Seller has conducted the Business in the ordinary course consistent with past practices and there has not been:

                  (a) Except for material changes in general economic or industry conditions, any changes in the Assets of the Subsidiaries, or the financial condition or the results of operations of the Subsidiaries (collectively, the "Condition of the Business") which would have a Material Adverse Effect, or, to the knowledge of the Seller, any event, occurrence or circumstance that would have a Material Adverse Effect;

                  (b) Any transaction or Contract involving a total commitment by or to any of the Subsidiaries of at least $50,000 or, together with all other such transactions or contracts, $250,000 in the aggregate with respect to the purchase, acquisition, lease, disposition or transfer of any Assets or any capital expenditure (in each case, other than in the ordinary course of the Business) or creation of any Lien on any Asset;

                  (c) Any declaration, setting aside or payment of any dividend or other distribution with respect to any interest in any of the Subsidiaries;

                  (d) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking of the Assets of any of the Subsidiaries with a book value exceeding, in the aggregate, $50,000;

                  (e) Any change in any method of accounting or accounting practice by the Seller;

                  (f) Other than in the ordinary course of the Business with respect to employees of any of the Subsidiaries whose annual compensation is not more than $100,000, any increase in the compensation payable or to become payable to any officer, sales representative or employee of any of the Subsidiaries, or any material alteration in the benefits payable to any thereof;

                  (g) Except for any changes made in the ordinary course of the Business, any change in any of the Seller's or the Subsidiaries' business policies which would have a Material Adverse Effect;

                  (h) Any material modification, termination, amendment or other alteration or change in the terms or provisions of any Contract.

         SECTION 2.11 Properties; Title. (a) None of the Subsidiaries owns any real property. Schedule 2.11 attached hereto is a correct and complete list of all material leases under which any Subsidiary is a lessee (the "Leased Property"), true and complete copies of which have been delivered to the Purchaser.

                  (b) To the knowledge of the Seller, all structures and buildings of the Business are in good operating condition (subject to normal wear and tear).

                  (c) Except as disclosed in Schedule 2.11 attached hereto, or as reflected on the Subsidiaries' Balance Sheets Statements, each Subsidiary has good, valid, marketable, legal and beneficial title to (or valid leasehold interest in) all of its Assets and is the lawful owner of its Assets, free and clear of all Liens. The machinery, equipment and other tangible personal property constituting part of the Assets of the Subsidiaries (whether owned or leased) have been maintained in a commercially reasonable manner, are in generally good condition and repair (subject to normal wear and tear). There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any Person other than the Purchaser to acquire any interest in all, or any part of, the Assets. Schedule 2.11 attached hereto contains a list and description of all (i) equipment, and (ii) other tangible personal property of the Subsidiaries with a book value (before depreciation) of $50,000 or more, in each case, excluding Inventory.

                  (d) Except as disclosed in Schedule 2.11, the Subsidiaries do not use any assets, tangible or intangible, which are owned by Seller or any subsidiary of Seller other than the Subsidiaries. At or prior to the Closing, Seller will transfer and cause each of its subsidiaries to transfer to the one of the Subsidiaries good valid, marketable, legal and beneficial title to all such assets free and clear of all Liens.

         SECTION 2.12 Material Contracts. Schedule 2.12 attached hereto sets forth an accurate and complete list of all material Contracts relating to the Purchased Shares, the Business or the Subsidiaries, involving $50,000 or more in any year, including any such Contracts to which Seller or any of its subsidiaries other than the Subsidiaries are parties. The Seller has heretofore delivered to the Purchaser true, correct and complete copies of all of the material Contracts listed in Schedule 2.12. At or prior to the Closing, Seller will, and will cause each of its subsidiaries to, assign to one of the Subsidiaries, free and clear of all liens, all of the right, title and interest of the Seller or its subsidiaries in and to each of the Contracts to which Seller or one of its subsidiaries other than the Subsidiaries is a party.

         SECTION 2.13 Intangible Property and Warranties. (a) Schedule 2.13 attached hereto sets forth a true, correct and complete list of all material patents, registered trademarks, registered copyrights, registered service marks or registered trade names (and all applications for any of the foregoing), Permits, license agreements, grants and licenses running to or from, or used by, any of the Subsidiaries in the conduct of the Business, and there are no other material patents, trademarks, material copyrights, material service marks, material trade names or other material intangible assets, properties or rights that are used in the Business (the "Intellectual Property Rights").

                  (b) Except as disclosed in Schedule 2.13 attached hereto:

                           (i) the Subsidiaries own the entire United States and
United Kingdom right, title and interest in and to the respective Intellectual Property Rights;

                           (ii) the Seller has no knowledge that the
Intellectual Property Rights are either invalid or unenforceable;

                           (iii) the Seller has no knowledge that the business
activities of the Subsidiaries has infringed or conflicts with, or does infringe or conflict with, patent or any other intellectual property rights of any third party;

                           (iv) none of the Subsidiaries has ever granted any
license or permission to any third party to use the Intellectual Property Rights; and

                           (v) the Acquisition and the Other Contemplated
Transactions will not adversely affect any right of the Purchaser to enjoy as owner all of the Intellectual Property Rights in the same manner thereof as if the Purchaser were the Seller.

         SECTION 2.14 Claims and Proceedings. Except as set forth in Schedule
2.14 attached hereto, there are no outstanding Orders of any Governmental Body against or directly involving by name any of the Subsidiaries, the Assets of the Subsidiaries, or the Business. Except as set forth in Schedule 2.14 attached hereto, there are no actions, suits, asserted claims or counterclaims or legal, administrative or arbitral proceedings or, to the Seller's knowledge, investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Seller, threatened on the date hereof, against or involving any of the Subsidiaries, the Purchased Shares, the Assets or the Business. Schedule
2.14 attached hereto also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on
Schedule 2.14 attached hereto, on the date hereof there are no Claims pending or, to the knowledge of the Seller, threatened, other than Claims not in excess of $100,000. There are no Claims pending or, to the knowledge of the Seller, threatened that would give rise to any right of indemnification on the part of any director or officer of any of the Subsidiaries or the heirs, executors or administrators of such director or officer, against any of the Subsidiaries.

         SECTION 2.15 Taxes. (a) Except as set forth in Schedule 2.15 attached hereto:

                           (i) the Seller and each of the Subsidiaries have
timely filed except as set forth in subsection (iii) below all federal, state or foreign Tax Returns required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns are, true, correct and complete in all material respects. Copies of all such Tax Returns for periods ending on or after December 31, 1996, have been given to the Purchaser;

                           (ii) each of the Subsidiaries has paid or, if payment
is not yet due, has established, in accordance with GAAP and consistent with past practice, accruals that are reflected on the Subsidiaries' Balance Sheets for the payment of, all Taxes imposed on the Subsidiary or for which the Subsidiary is liable, whether to taxing authorities or to other Persons (pursuant to a tax sharing agreement or otherwise);

                           (iii) extensions of time have been requested and
granted for the Seller or the Subsidiaries to file by September 15, 1999 Tax Returns for the year ended December 31, 1998 that have not yet been filed and for which the Tax that has not yet been paid;

                           (iv) the Seller or the Subsidiaries has not received
notice of a determination by a Tax Authority that Taxes are owed by the Seller or any of the Subsidiaries (such determination to be referred to as a "Tax Deficiency") and, to the knowledge of the Seller, no Tax Deficiency is proposed or threatened;

                           (v) no issue has been raised in any examination,
investigation, audit, suit, action, claim or proceeding relating to Taxes (a "Tax Audit") which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

                           (vi) there are no pending or, to the knowledge of the
Seller, threatened, Tax Audits of the Seller or any of the Subsidiaries;

                  (b) None of the Subsidiaries has any (i) income reportable for a period ending after the Closing Date, but attributable to a transaction (e.g., installment sale) or a change in accounting method occurring in or made for a period ending on or prior to the Closing Date which resulted in a deferred reporting on income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (ii) a deferred gain or loss arising out of any deferred intercompany transaction, which income, gain or loss has been reflected on the Subsidiary Operating Statements in accordance with GAAP, but for which no Tax liability accrual has been reflected on the Interim Statement.

                  (c) Schedule 2.15 attached hereto contains (i) a schedule of the filing dates of all Tax Returns required to be filed by the Seller or the Subsidiaries, (ii) a description of all past Tax Audits involving the Seller,
(iii) a list of the states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Seller or the Subsidiaries. Except as set forth in Schedule 2.15 attached hereto, the Seller has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax Audits involving taxable periods either ending on or during the four (4) years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

                  (d) Except for sales, use and similar Taxes which do not exceed $100,000 in the aggregate, the Seller or the Subsidiaries has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected, including any interest and any penalty, addition to tax or additional amount unpaid, and has been furnished properly completed exemption certificates for all exempt transactions. To the knowledge of the Seller, the Seller or the Subsidiaries has collected and/or remitted to the appropriate Tax Authority all withholding, payroll, employment, property, customs duty, fee, assessment or charge of any kind whatsoever (including Taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.

         SECTION 2.16 Employee Benefit Plans. (a) Set forth in Schedule 2.16 attached hereto is a list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), current, accurate and complete copies of each to be delivered to Purchaser at the Closing, written or oral employment or consulting agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee of the Subsidiaries and which is, or at any time during the last two
(2) years was, sponsored or maintained by (or to which contributions are required to be, were during the last two (2) years or were required to have been during the last two (2) years) the Seller or any of the Subsidiaries. Each and every such plan, program, policy, practice, arrangement and agreement included on the list set forth in Schedule 2.16 attached hereto is hereinafter referred to as an "Employee Benefit Plan".

                  (b) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any deferred compensation agreement, plan or program (whether or not any such plan, program or agreement is currently in effect): there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Seller, threatened, and the Seller has no knowledge of any facts which could reasonably give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course), which could subject any Subsidiary to any liability.

                  (c) (i) except as set forth in Schedule 2.16 attached hereto, neither the Seller nor any of the Subsidiaries is subject to any legal, contractual, equitable or other obligation to (1) establish as of any date any employee benefit plan of any nature, including any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice, or (2) continue any employee benefit plan of any nature, including any Employee Benefit Plan or any other pension, profit sharing, welfare or post-retirement welfare plan, or any stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice (or to continue their participation in any such benefit plan, policy or practice) on or after the date hereof;

                           (ii) the Seller may, in any manner, subject to the
limitations imposed by applicable law, and without the consent of any employee, beneficiary or other Person, prospectively terminate, modify or amend any such Employee Benefit Plan or any other plan, program or practice (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date on or after the date hereof; and

                           (iii) except as set forth in Schedule 2.16 attached
hereto, to the knowledge of the Seller, no representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan have been made to any employee, beneficiary or other Person other than those which are in accordance with the terms and provisions of each such Plan as in effect immediately prior to the date hereof and the Closing Date.

         SECTION 2.17 Employee-Related Matters. (a) Schedule 2.17 attached hereto contains a true and correct list of each officer and employee of the Subsidiaries whose aggregate compensation exceeds $100,000 per annum, including any agreement, whether oral or written, relating thereto, and a general description of the rate and nature of all compensation and benefits payable by the Subsidiaries to each such Person. Schedule 2.17 attached hereto also contains a general description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer or employee (to the extent not included in Schedule 2.17 attached hereto) including, but not limited to, stay-in-place bonuses to those employees listed on Schedule 2.17 whom Buyer has agreed to continue to employ. Except as set forth in such Schedule 2.17 attached hereto, the employment or contractual arrangement of all such Persons is terminable at will without additional or further economic obligation on the part of any of the Subsidiaries.

                  (b) Except as set forth in Schedule 2.17 attached hereto, (i) none of the Subsidiaries is a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Seller, threatened against any of the Subsidiaries, nor has any been pending or threatened within the past three (3) years; (iii) no Subsidiary has experienced any labor strike, picketing, hand billing, slowdown, work stoppage or similar labor controversy within the past three (3) years; (iv) no representation question is pending or has been raised respecting any of the employees of the Subsidiaries working within the past three (3) years, nor, to the knowledge of the Seller, are there any campaigns being conducted to solicit authorization from the employees of the Subsidiaries to be represented by any labor organization; (v) no Claim before any Governmental Body brought by or on behalf of or relating to any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of the Subsidiaries or relating to their employment practices, is pending or, to the knowledge of the Seller, threatened against any of the Subsidiaries; (vi) none of the Subsidiaries is a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (vii) each of the Subsidiaries has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees consistent with past practices (except for disputed amounts).

         SECTION 2.18 Insurance. Schedule 2.18 attached hereto sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the "Insurance Policies") covering the Assets, the Business, operations, employees, officers and directors of the Subsidiaries and true and complete copies of all such Insurance Policies have been delivered to the Purchaser. Schedule 2.18 attached hereto also sets forth a true and complete list of Claims made in respect of Insurance Policies during the two (2) years prior to the date hereof (other than under health or other employee benefit policies). All Insurance Policies are in full force and effect and will remain in effect up to the Closing and thereupon terminate. To the knowledge of the Seller, there is not any threatened termination of, premium increase with respect to, or uncompleted requirements under, any material Insurance Policy.

         SECTION 2.19 Compliance with Laws. To the knowledge of the Seller, neither the Seller nor any of the Subsidiaries is in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting its Assets of any of the Subsidiaries or the Business, except where any such violation would not have a Material Adverse Effect.

         SECTION 2.20 Permits and Licenses. Each Subsidiary has obtained all licenses, permits (including environmental permits), certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits"), and has made all required registrations and filings with, any Governmental Body that are required for the conduct of the Business. All Permits that are required for the conduct of the Business (the "Required Permits") are listed in Schedule
2.20 attached hereto and are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Required Permit. Except as listed in Schedule
2.20 attached hereto, no Permit will terminate by reason of the Acquisition and the Other Contemplated Transactions. To the knowledge of the Seller, this Agreement and the Acquisition and the Other Contemplated Transactions will not invalidate, revoke or otherwise adversely affect the validity of any such Permit.

         SECTION 2.21 Environmental Matters. Except as set forth in Schedule
2.21 attached hereto:

                           (i) to the best knowledge of the Seller, the
Subsidiaries are in material compliance with all Environmental Laws;

                           (ii) to the best knowledge of the Seller, there have
been no Releases of Hazardous Substances by any Subsidiary or violations of Environmental Laws by any Subsidiary;

                           (iii) neither the Seller nor any Subsidiary has
received oral or written notice of a violation or of a claim of potential or actual liability by any Governmental Body or third-party against any Subsidiary under Environmental Laws, nor are any such potential claims known to the Seller or any Subsidiary;

         SECTION 2.22 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller or any Subsidiary who might be entitled to any fee or commission from the Parent, the Purchaser, the Seller or any Subsidiary upon consummation of the Acquisition and the Other Contemplated Transactions.

         SECTION 2.23 Depositories; Powers of Attorney, Etc. Schedule 2.23 attached hereto sets forth (i)the name of each bank or similar entity in which any Subsidiary has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the name of each Person holding a general or special power of attorney from the Seller or the Subsidiary and a description of the terms thereof.

         SECTION 2.24 Disclosure; Schedules. Neither this Agreement nor the Schedules, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to the Purchaser or any of its Agents or Affiliates by or on behalf of the Seller or the Subsidiary pursuant to this Agreement or in connection with the Acquisition and the Other Contemplated Transactions contain or will contain any untrue statement of a material fact or omit or will omit a material fact necessary in order to make the statements contained herein or therein not misleading. All representations and warranties made by the Seller will be deemed to have been relied on by the Purchaser (notwithstanding any investigation by the Purchaser). The Seller will deliver to the Purchaser complete and correct schedules, in form and substance reasonably acceptable to the Buyer, prior to the Closing.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser, represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date (as if each such representation and warranty was made on the Closing Date), that:

         SECTION 3.1 Authority Relative to This Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Acquisition and the Other Contemplated Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Acquisition and the Other Contemplated Transactions have been duly and validly authorized and approved by the Purchaser's board of directors, and no other corporate proceedings on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party or the consummation of the Acquisition and the Other Contemplated Transactions to which the Purchaser is a party. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the valid execution and delivery of this Agreement by the other parties hereto) constitutes the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 3.2 No Conflicts; Consents. Except as set forth in Schedule 3.2 attached hereto, neither the execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party nor the consummation of the Acquisition and the Other Contemplated Transactions to which the Purchaser is a party (i) violates any provision of the Certificate of Incorporation or by-laws (or comparable charter documents) of the Purchaser; (ii) requires the Purchaser to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other Person; (iii) violates, conflicts with or results in the breach or default under (after the giving of notice or the passage of time), or permits the termination of, any material Contract to which the Purchaser is a party or by which any of them or any of their respective assets may be bound or subject; or (iv) violates any Law or Order of any Governmental Body against, or binding upon, the Purchaser or upon its assets or businesses.

         SECTION 3.3 Corporate Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite powers and all material Permits required to own, lease and operate its properties and to conduct its business as currently conducted. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by the Purchaser or the nature of its activities, makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, assets, financial condition or the results of operations of the Purchaser.

         SECTION 3.4 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Seller or any of the Subsidiaries upon consummation of the Acquisition and the Other Contemplated Transactions.

         SECTION 3.5 Investment. The Purchaser is not acquiring the Purchased Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

         SECTION 3.6 Tax Returns. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Subsidiaries for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date.

                                   ARTICLE IV
                        COVENANTS AND AGREEMENTS PRIOR TO
                            AND SUBSEQUENT TO CLOSING

         SECTION 4.1 Conduct of Business. From the date hereof through the Closing Date, the Seller agrees, and the Seller agrees to cause the
Subsidiaries:

                           (i) To operate the Business according to the ordinary
and usual course of the Business consistent with past practice, but in accordance with terms mutually agreed to with the Purchaser to preserve intact their present business, to use commercially reasonable efforts to preserve and maintain their Assets and the goodwill of the Business;

                           (ii) To maintain in the ordinary course of the
Business, consistent with past practice and in accordance with Contracts to which either of them is a party, the Leased Property and all their material structures, equipment and other tangible property in their present repair, order and condition, subject to ordinary wear and tear;

                           (iii) To maintain the books and records relating to
the Business in the usual and ordinary manner and in a manner that fairly and correctly reflects the income, expenses, Assets and Liabilities of the Subsidiaries consistent with GAAP, and to record and effect sales in the usual and ordinary manner consistent with past practices;

                           (iv) Except for short term indebtedness, not to incur
any Liability (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice);

                           (v) Not to undertake (nor permit to be undertaken)
any of the actions specified in Section 2.10;

                           (vi) Not to pay, discharge or satisfy any material
Claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of the Business, consistent with past practice;

                           (vii) Not to sell, transfer, convey, assign or
otherwise dispose of any Assets, including Inventory, except in the ordinary course of the Business consistent with past practice, or create, incur or assume any Lien on any Assets of any of the Subsidiaries;

                           (viii) Not to waive, release or cancel any material
claims against third parties or debts owing to any of the Subsidiaries or any material rights which have any value or make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

                           (ix) Not to authorize for issuance, issue, sell,
deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Subsidiaries' capital stock or any other securities, or amend any of the terms of any such securities;

                           (x) Not to amend their respective Certificates of
Incorporation or by-laws (or comparable charter documents); and

                           (xi) Not to merge into or consolidate with any other
entity or permit any other entity to merge into or consolidate with it, or liquidate or sell or dispose of any material assets other than in the ordinary course of business.


                           (xii) Not to make any change in compensation
policies.

                           (xiii) Not engage in any other transactions not in
the ordinary course of business.

                  (b) From the date hereof through the Closing Date, the Seller agrees and the Seller agrees to cause the Subsidiaries to consult with the Purchaser prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any material Contract to which any Subsidiary is a party and not to take any such action if the Purchaser objects thereto in writing; provided, however, that such objection shall not be unreasonably withheld.

                  (c) From the date hereof through the Closing Date, the Seller agrees and the Seller agrees to cause the Subsidiaries to continue to carry all Insurance Policies and shall not allow any termination, cancellation or material breach or default of such Insurance Policies to occur or exist.

         SECTION 4.2 Corporate Examinations and Investigations. Prior to the Closing Date, the Seller agrees that the Purchaser shall be entitled, through its directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, the "Agents") to make such investigation of the Business and the Assets and operations of the Seller and the Subsidiaries, and such examination of the books, records, properties, assets and financial condition of the Seller and the Subsidiaries, as the Purchaser shall deem necessary or appropriate. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and the Seller shall, and the Seller shall cause the Subsidiaries to, cooperate fully therein. In that connection, the Seller shall make available to the Agents during such period, without however causing any unreasonable interruption in the operations of the Business, all such information and copies of such documents and records concerning the affairs of the Seller and the Subsidiaries as the Agents may reasonably request, shall permit the Agents access to the Assets of the Seller and the Subsidiaries and all parts thereof and to the Seller's and Subsidiaries' Agents, customers, suppliers and others, and shall cause the Seller's and Subsidiaries' Agents to cooperate fully in connection with such review and examination. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement.

         SECTION 4.3 Consents, Filings and Authorizations; Efforts to Consummate. As promptly as practicable after the date hereof, the Purchaser and the Seller shall, and the Seller shall cause the Subsidiaries to, make all filings and submissions under such Laws as are applicable to them or to their respective Affiliates, as may be required for them to consummate the Acquisition and the Other Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to each other party prior to such filing and shall not make any such filing or submission to which the Seller or the Purchaser, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders, to consummate and make effective, as soon as reasonably practicable, the Acquisition and the Other Contemplated Transactions, including the obtaining of all Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

         SECTION 4.4 Negotiations With Others. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, the Seller and hereby agrees that (i) the Seller and its Agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any sale of any of the Subsidiaries, or any substantial portion of the Business or the Assets of any of the Subsidiaries or the Subsidiaries' capital stock, directly or by merger or consolidation; and
(ii) the Seller and its Agents will not solicit, initiate, encourage, continue or enter into negotiations or discussions of any type, directly or indirectly, with, or furnish any information or data to, any Person relating to any such sale, including any Person with whom the Seller is currently negotiating, other than the Purchaser, with respect to an offer for the sale of the Subsidiaries, or any substantial portion of the Business, the Subsidiaries Assets, or the Subsidiaries' capital stock, directly or by merger or consolidation.

         SECTION 4.5 Notices of Certain Events. Prior to the Closing Date, the Seller and the Purchaser shall promptly notify each other of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition and the Other Contemplated Transactions;

                  (b) any notice or other communication from any Governmental Body in connection with the Acquisition and the Other Contemplated Transactions; and

                  (c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

         SECTION 4.6 Public Announcements. The Seller and the Purchaser will consult with each other before issuing any press release or otherwise making any public statement with respect to the Acquisition and the Other Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of the Seller or the Purchaser, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

         SECTION 4.7 Confidentiality. (a) The Purchaser shall hold in strict confidence, and shall use its best efforts to cause all of its Agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all Confidential Information (defined below) concerning the Seller or the Subsidiaries which any of them has obtained from the Seller or the Subsidiaries or their Agents prior to, on or after the date hereof, in connection with the Acquisition and the Other Contemplated Transactions, and the Purchaser shall not use or disclose to others, or permit the use of or disclosure of, any such Confidential Information so obtained, and will not release or disclose such information to any other Person, except the Agents who need to know such information in connection with this Agreement (and who shall be advised of the provisions of this Section 4.7). The foregoing provisions shall not apply to any such information to the extent (i) known by Purchaser prior to the date such information was provided to Purchaser by or on behalf of the Seller, the or the Subsidiaries in connection with the Acquisition and the Other Contemplated Transactions, (ii) made known to the Purchaser from a third party, to the knowledge of the Purchaser, not in breach of any confidentiality requirement, or (iii) made public through no fault of the Purchaser or any of its Agents.

                  (b) If this Agreement is terminated as provided herein and the Acquisition and the Other Contemplated Transactions are not consummated and if requested by the Seller, the Purchaser shall return to the Seller all tangible evidence of such information regarding the Seller and the Subsidiaries, or provide, at the Purchaser's option, a certificate to the Seller stating that such information has been destroyed.

                  (c) The term "Confidential Information" shall mean all written information provided to the Purchaser or the Parent by, for or on behalf of the Seller or the Subsidiaries or their Agents and will also include, without limitation, any Confidential Information obtained through due diligence activities, as well as all notes, compilations and analyses derived therefrom and all copies, summaries, notes and other written materials so provided.

                  (d) In the event that the Purchaser or any of their Agents are requested in any legal or governmental proceeding to disclosure any of the Confidential Information, the Purchaser or such Agents, as the case may be, shall give the Seller prompt written notice of such request so that the Seller may seek an appropriate order or decree restricting such disclosure. If, in the absence of such an order or decree, the Purchaser or its Agents are nonetheless compelled to disclose any Confidential Information, the Purchaser or such Agent, as the case may be, may disclose such information in such proceeding without liability hereunder provided that the Purchaser or such Agent gives the Seller written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Seller's request and at its expense, the Purchaser or such Agent shall use its reasonable commercial efforts to assist the Seller to obtain assurances that confidential treatment will be accorded to such information.

                  (e) The Confidential Information will be kept confidential by the Purchaser and will not be photocopied, distributed or disclosed to any person other than their Agents for the sole purpose of the Acquisition and the Other Contemplated Transactions. Each Agent of the Purchaser shall be advised of this Agreement by the Purchaser, and shall agree to be bound by the terms of this Agreement and shall not disclose such information to any other individual or entity other than to another Agent or to the Purchaser or as permitted by
Section 4.7(a). The Purchaser agrees to be responsible for the breach of this
Section 4.7 by its Agents.

                  (f) The Purchaser understands and acknowledges the economic and competitive value and the confidential nature of the Confidential Information and each further agrees that the breach of this Section 4.7 by it or its Agents will result in irreparable harm to the Seller and that remedies at law, alone, will be inadequate to remedy any breach of this Agreement and, therefore, the Purchaser (i) consents to the issuance of injunctive or other equitable relief against it and its Agents to prevent or end any violation of this Agreement in such event and (ii) waives the requirement of the posting of any bond or other security by the Seller in connection therewith.

         SECTION 4.8 Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition and the Other Contemplated Transactions, including all fees and expenses of their respective Agents, however, the Seller has agreed to pay up to $10,000 of actual invoiced expenses of Purchaser.

         SECTION 4.9 Further Assurances. The Seller hereby agrees, without further consideration, to execute and deliver, or to cause to be executed and delivered on its behalf, following the Closing such other instruments of transfer and take such other action as the Purchaser may reasonably request in order to put the Purchaser in possession of, and to vest in the Purchaser, good, valid, and unencumbered title to the Purchased Shares in accordance with this Agreement and to consummate the Acquisition and the Other Contemplated Transactions. The Purchaser hereby agrees, without further consideration, to take such other action following the Closing and execute and deliver such other documents as the Seller may reasonably request in order to consummate the Acquisition and the Other Contemplated Transactions in accordance with this Agreement.

         SECTION 4.10 Tax Matters. (i) All sales Taxes (including any penalties and interest) incurred in connection with the transfer of the Purchased Shares or the consummation of the Acquisition and the Other Contemplated Transactions shall be borne and paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

                  (ii) If the Buyer or its assignees shall ask the Seller to timely file an election under Section 338(h)(10) of the Code, the Seller shall take all necessary or appropriate action to effect such election.




         SECTION 4.11 Seller's Board Representation. Until such time as the PICK Net Option described in Section 8.6(b) is exercised, the Purchaser and the Companies shall cause to be elected to the boards of directors of the Companies, one person appointed by the Seller and shall permit the Seller to remove and replace such person on the boards of directors of the Companies at any time.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

         SECTION 5.1 Conditions to the Obligations of Seller and Purchaser. The obligations of the Seller and the Purchaser to consummate the Acquisition and the Other Contemplated Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  (a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Acquisition and the Other Contemplated Transactions.

                  (b) No Proceeding or Litigation. No Claim instituted by any Person shall have been commenced or pending against the Seller, any of the Subsidiaries, or the Purchaser or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Acquisition and the Other Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions, except as would not have a Material Adverse Effect.

         SECTION 5.2 Conditions to the Obligations of Seller. All obligations of the Seller to consummate the Acquisition and the Other Contemplated Transactions are subject to the fulfillment (or waiver by the Seller) on or prior to the Closing Date of each of the following further conditions:

                  (a) Performance. The Purchaser shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (b) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

                  (c) Purchase Price. The Purchase Price shall have been paid by the Purchaser in accordance with Section 1.1 on the Closing Date.

         SECTION 5.3 Conditions to the Obligations of Purchaser. All obligations of the Purchaser to consummate the Acquisition and the Other Contemplated Transactions hereunder are subject to the fulfillment (or waiver by the Purchaser) on or prior to the Closing of each of the following further conditions:

                  (a) Performance. The Seller shall have performed and complied, in all material respects, with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (b) Representations and Warranties of the Seller. The representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant hereto shall be true at and as of the Closing Date, in all material respects, as if made at and as of such time.

                  (c) No Adverse Change. During the period from July 31, 1999 to the Closing Date, there shall not have been (A) any material adverse change in the financial condition, Business or prospects of the Subsidiaries, or; (B) any damage, destruction, casualty, determination or other event to or affecting the Assets of any of the Subsidiaries or (C) any Claims or Liens filed or threatened against or affecting the Subsidiaries or their Assets which would have a Material Adverse Effect.

                  (d) Required Consents. The Seller shall deliver written evidence that all Required Consents shall have been obtained.

                  (e) Required Permits. All Required Permits shall be in full force and effect and the Seller shall have taken all steps necessary to assure that all Required Permits, including, but not limited, to all licenses granted or issued to the Subsidiaries by the United States Federal Communications Commission, may be held indirectly by the Affiliates of the Parent.

                  (f) Releases. The Seller shall have obtained and delivered to the Purchaser all general releases and discharges required pursuant to Section
1.2 herein in form and substance reasonably acceptable to the Purchaser and its legal counsel.

                  (g) Documentation. There shall have been delivered to the Purchaser the following:

                           (i) A certificate, dated the Closing Date, of the
Seller and the Seller confirming the matters set forth in Sections 5.3(a), (b) and (c);

                           (ii) A certificate, dated the Closing Date, of the
Seller certifying that attached to such certificate (A) is a true and correct copy of the Certificate of Incorporation and by-laws (or comparable instruments) of the Seller and all amendments, if any, thereto as of the date thereof; (B) are the names of the directors and officers of the Seller; (C) is a true copy of all corporate actions taken by the board of directors of the Seller (which actions shall have been taken prior to the date of entering into this Agreement) to authorize the Acquisition and the Other Contemplated Transactions; and (D) are the names and signatures of the duly elected or appointed officers of the Seller who are authorized to execute and deliver this Agreement, the other Transaction Documents to which the Seller is a party and any certificate, document or other instrument in connection herewith;

                           (iii) True, correct and complete copies of all the
Required Consents and Permits;

                           (iv) The resignation of all officers and directors of
the Seller and Subsidiaries, as may have been requested by the Purchaser;

                           (v) Good standing certificates of the Seller and
Subsidiaries from the Secretary of State (or comparable authority) of each jurisdiction in which the Seller or a Subsidiary is organized;

                           (vi) A signed opinion of Seller's counsel, dated the
Closing Date, addressed to the Purchaser in form and substance satisfactory to the Purchaser and its assignees;

                           (vii) certificates evidencing all of the Purchased
Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers assigning them to the Purchaser;

                           (viii) evidence of Gulfsat's firm commitment to put
into service 18 additional E-1s in 1999 and use its best efforts or attempt to obtain post-closing additional E-1s in 2000 and 2001 on the schedule assumed in the pro forma financial statements delivered by Seller to Purchaser on July 23, 1999, as subsequently amended (the "Proforma Financials");

                           (ix) written confirmation from Gulfsat that the
prices payable to Gulfsat fluctuate as the "market prices" for carrying traffic to the countries involved fluctuate and that such market prices are determined by the prices the Subsidiaries are able to set for carrying such traffic;

                           (x) true correct and complete copies of the pleadings
in connection with the arbitration with AT&T referred to in Section 1.2 above;

                           (xi) executed copy of a Consulting Agreement and
Non-Compete Agreement between Robert Sams and PICK Net US in form and substance satisfactory to Purchaser and its assignees;

                           (xii) confirmation from each vendor and creditor of
Seller of the amount owing by Seller in connection with the elimination of debt referred to in Section 1.2 above;

                           (xiii) agreements by each vendor and creditor of
Seller to stretch out the terms of payment of the amounts owing by Seller which, in the aggregate, conform to the payment schedule for such indebtedness assumed in the Proforma Financials.

                                   ARTICLE VI
                                   TERMINATION

         SECTION 6.1 Termination. This Agreement may be terminated and the Acquisition and the Other Contemplated Transactions may be abandoned at any time prior to the Closing:

                  (a) By mutual written consent of the parties hereto, and after October 29, 1999, by any party hereto, if the Closing has not occurred by that date and if failure to close is not the result of a breach of this Agreement or a willful failure to complete closing conditions by the party seeking to terminate this Agreement. However, if all necessary consents and lien releases to permit the Closing of the Acquisition in accordance with its terms (with the exception of FCC approval to the transfer to PICK Net USA of the 214 license currently held by Seller or the obtaining by PICK Net USA of a new 214 license) and to permit the transfer to PICK Net USA of all assets, permits and licenses contemplated as being used by PICK Net USA which are currently held by Seller or another subsidiary of Seller have not been obtained by October 29, 1999, or if the necessary FCC approvals for the transfer of the 214 license or the obtaining by PICK Net USA of a new 214 license have not been obtained by October 29, 1999, Purchaser may waive such conditions to Closing and close the sale of the Purchased Shares without such consents, releases and approvals having been obtained, and, in such event, Seller will reimburse the Subsidiaries and Purchaser for the cost of providing the Subsidiaries with substitute equipment, leased space and licenses.

                  (b) By the Purchaser if (i) there has been a misrepresentation or breach of warranty on the part of the Seller in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty (30) days after written notice thereof from the Purchaser, but in any event prior to October 29, 1999, (ii) the Seller has committed a breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty (30) days after written notice thereof from the Purchaser, but in any event prior to October 29, 1999, or (iii) any condition to the Purchaser's obligations hereunder becomes incapable of fulfillment through no fault of the Purchaser and is not waived by the Purchaser.

                  (c) By the Purchaser, on the one hand, or by the Seller, on the other hand, if there shall be any Law that makes consummation of the Acquisition and the Other Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining the Purchaser, on the one hand, or the Seller, on the other hand, from consummating the Acquisition and the Other Contemplated Transactions is entered and such Order shall have become final and nonappealable.

         SECTION 6.2 Effect of Termination; Right to Proceed. (a) In the event of termination of this Agreement by the Seller, on the one hand, or the Purchaser, on the other hand, as provided in Section 6.1, this Agreement forthwith shall become null and void and there shall be no liability on the part of the Seller, the Purchaser or the Parent, except that upon termination of this Agreement pursuant to:

                           (i) Section 6.1(b), the Purchaser shall have no
further obligation to the Seller under this Agreement or otherwise, except with respect to the agreements contained in Sections 4.6, 4.7 and 4.8; and

                           (ii) Section 6.1(c), the Seller shall remain liable
to the Purchaser for any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement of the Seller existing at the time of such termination, and in such event the Purchaser may seek such remedies, including Losses against the Seller with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity and, without limiting the generality of the foregoing, the Seller shall reimburse the Purchaser for all costs and expenses resulting from any such breach.

                  (b) The agreements contained in Sections 4.6, 4.7 and 4.8 shall survive the termination of this Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.1 Survival of Representations and Warranties. (a) Notwithstanding any right of the Purchaser fully to investigate the affairs of the Seller and the Subsidiaries and any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement, or listed or disclosed on any Schedule attached hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.

                  (b) All representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties contained in Section 2.1 (Title to Shares) shall survive in perpetuity and the representations and warranties contained in Sections 2.15 (Taxes), 2.16 (Employee Benefit Plans) and 2.21 (Environmental Matters) shall survive for any applicable statute of limitations.

         SECTION 7.2 Obligation of Seller to Indemnify. Subject to the limitations set forth in Section 7.5, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and the Subsidiaries (and their directors, officers, employees, Affiliates, successors, assigns and Agents) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) (collectively, the "Losses") suffered or incurred by the Purchaser or any of the foregoing Persons arising out of (a) any breach of the representations, warranties, covenants and agreements of the Seller or contained in this Agreement, the Schedules attached hereto or any other Transaction Document; (b) any Claim, including any Claim arising out of or relating to Environmental Laws, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, including any Claim arising out of or relating to Environmental Laws, whether commenced before or after the date of this Agreement, arising out of the Business, or otherwise relating to the Seller or the Subsidiaries, prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any state or facts existing as of, the Closing, and (c) any liabilities existing at the Closing Date or arising out of acts, omissions or events occurring prior to the Closing Date, except any liabilities to be assumed by the Purchaser pursuant to Section 1.2(d)

         SECTION 7.3 [Intentionally Left Blank]

         SECTION 7.4  Notice and Opportunity to Defend Third Party

         (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 7.2 or
7.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel satisfactory to Indemnitee, any Asserted Liability, unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense, or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party;

provided, however, that the Indemnifying Party shall not be permitted to make such election if the Indemnifying Party fails to provide Indemnitee with evidence reasonably acceptable to Indemnitee that the Indemnifying Party will have the financial resources to defend against the Asserted Liability and fulfill its indemnification obligations hereunder. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party assumes the defense against any Asserted Liability it will be conclusively established for purposes of this Agreement that such Asserted Liability is within the scope of, and subject to, indemnification. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 7.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided, however, that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

         SECTION 7.5 Limitation on Indemnification; Payment of Indemnification Amounts. (a) The Sellers' liability for indemnifiable damages pursuant to this
Article VII shall accrue but shall not be payable until the amount of Losses suffered or incurred by the Purchaser (and their directors, officers, employees, Affiliates, successors, assigns and other Agents) exceeds in the aggregate $100,000 (the "Basket Amount"), and then the Seller shall be responsible for the payment only of amounts in excess of such Basket Amount as may be payable by Sellers pursuant to this Article VII; provided, however, that all Losses arising as a result of an inaccuracy or breach of the representations and warranties contained in Sections 2.1 (Title to Shares) and 2.15 (Taxes) shall become immediately due and payable without giving effect to the Basket Amount.


                  (b) The parties hereto will act in good faith so that any amounts payable by an Indemnifying Party to an Indemnitee pursuant to this
Article VII shall be treated, for Tax purposes, as an adjustment to the Purchase Price, unless a Final Determination with respect to an Indemnitee or any of its Affiliates causes any such payment not to be treated as an adjustment to Purchase Price for United States federal income tax purposes. If such payment cannot be treated as an adjustment to the Purchase Price for Tax purposes, then such indemnification payment shall be increased to take account of any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of such payments.

                  (c) The Purchaser will not be entitled to indemnification:

                           (i) with respect to punitive damages, except where
such damages are incurred by or awarded to a third party making a claim against such an indemnitee;

                           (ii) with respect to any claim by or liability to any
employee employed by any of the Subsidiaries arising as the result of the termination of such employee's employment with such Subsidiary subsequent to the Closing Date or any action by the Purchaser subsequent to the Closing Date (except with respect to any misrepresentation or breach of a warranty or covenant by the Seller);

                           (iii) to the extent of any reserves, accruals or
amounts recorded as of the Closing Date with respect to any obligation, liability or matter for which reserves or accruals are reflected in the Interim Statements; and

                           (iv) with respect to any obligation, liability or
matter, including environmental remediation and clean-up, arising under Laws that arise or are promulgated or announced after the Closing Date.

                  (d) Any amounts payable under this Article VII shall be calculated after giving effect to any net proceeds actually received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity.

         SECTION 7.6 Other Remedies. The provisions of this Article VII shall not restrict or otherwise limit the legal remedies that a party to this Agreement may seek under applicable law or otherwise for any breaches of the representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                                    If to the Purchaser, one copy to:

                                    Lebow Investments Ltd.
                                    c/o Trident Trust Co., BVI Ltd.
                                    Trident Chambers
                                    Wickham Cay
                                    P.O. Box 146
                                    Roadtown, Tortola BVI
                                    Telecopier: ________________
                                    Attention: Janice Delfin, Director

                                    If to the Seller one copy to:

                                    PICK Communications Corp.
                                    115 Route 46 West
                                    Wayne Interchange Plaza II
                                    Wayne, New Jersey  07470
                                    Telecopier: (973) 812-4181
                                    Attention:  Diego Leiva

                                    with a simultaneous copy to:

                                    Snow Becker Krauss P.C.
                                    605 Third Avenue
                                    25th Floor
                                    New York, New York  10158
                                    Telecopier: (212) 949-7052
                                    Attention:  Elliot H. Lutzker, Esq.

                  (b) Each such notice or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission), or (ii) if given by any other means, when received at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or Person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

         SECTION 8.2 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the Acquisition and the Other Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

         SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may be waived in writing by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

         SECTION 8.5 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF NEW YORK AND THE COUNTY OF NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B)AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CORPORATION SERVICE COMPANY AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF NEW YORK; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE STATE OF NEW YORK, SATISFACTORY TO SELLERS AND PURCHASER, TO SERVE IN PLACE OF SUCH

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

AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT'S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE, AS AN ALTERNATIVE METHOD OF SERVICE OF PROCESS IN ANY LEGAL PROCEEDING, TO MAILING OF COPIES OF SERVICE OF PROCESS TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 8.1 FOR COMMUNICATIONS TO SUCH PARTY; (G)AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H)AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

         SECTION 8.6 Binding Effect; Assignment and the PICK Net Option.

         (a) This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of the Purchaser (in the case of assignment by the Seller) or the Seller (in the case of assignment by the Purchaser) except to Atlantic Tele-Network, Inc. ("ATN") as provided in subsection (b) below and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

         (b) Purchaser has granted to ATN on this date an option (the "PICK Net Option") for the 12-month period following the Closing to purchase from the Purchaser all of the capital stock of PICK Net USA and PICK Net UK at a purchase price of $2.00. The Purchaser agrees that, as long as this Agreement is outstanding and the Closing has not yet occurred, ATN will be permitted to observe and participate in the management of the business of the Subsidiaries. Upon exercise of the PICK Net Option, ATN shall become an assignee of all rights of Purchaser under this Agreement. It is expressly understood and agreed, however, that ATN shall have no liability or responsibility for any obligations of Purchaser under this Agreement.

         SECTION 8.7 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.


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

         SECTION 8.8 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

         SECTION 8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.


                                   ARTICLE IX
                                   DEFINITIONS

         SECTION 9.1 Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" of any Person means any other Person directly or indirectly through one or more intermediary Persons, controlling, controlled by or under common control with such Person.

         "Agreement" or "this Agreement" means, and the words "herein", "hereof" and "hereunder" and words of similar import refer to, this agreement as it from time to time may be amended.

         "Assets" means properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

         The term "audit" or "audited" when used in regard to financial statements means an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

         "Business" means the business of each of the Subsidiaries as presently conducted and as presently proposed to be conducted.

         "Certificate of Incorporation" means, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

         The term "control", with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Environmental Laws" means any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and/or foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes ambient air, surface water, ground water, or land), and the remediation thereof, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right To Know Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Pollution Prevention Act of 1990, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Endangered Species Act, the Toxic Substances Control Act, each as amended, any state or local counterparts thereof and any state or local laws of a similar nature for the protection of human health and welfare.

         "Environmental Permits" with respect to any Subsidiaries means those Permits, authorizations, approvals and permission required to be obtained by the Subsidiary under Environmental Laws in connection with the Business or the use and operation of the Assets owned or leased by them.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

         "Hazardous Substances" means any dangerous, toxic, reactive, corrosive, ignitable, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including urea-formaldehyde, solvents, acids, bases, heavy metals, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives or petroleum products.

         "Inventory" means, as of any date, collectively, all inventories of merchandise and other products owned by any of the Subsidiaries and held for resale or for distribution, together with packaging and samples thereof owned by any of the Subsidiaries as of such date.

         "IRS" means the Internal Revenue Service.

         "knowledge of the Seller" shall mean actual knowledge, after performance of the duties reasonably within the scope of each such person's responsibility in the position held, of any officer of the Seller.

         "Liability" means any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

         "Lien" means, with respect to any Asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect or encumbrance of any kind in respect of or affecting such Asset.

         "Material Adverse Effect" shall mean an effect on the Condition of the Business which is or would be materially adverse.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

         "Receivables" means as of any date any trade accounts receivable arising in the ordinary course of business.

         "Regulatory Actions" means any claim, demand, action, suit or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties, expenses or injunctive relief.

         "Release" means the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, of any Hazardous Substance.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, intangibles, environmental (including taxes under Code ss. 59A) or windfall profits tax, alternative or add-on minimum tax, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement, with respect to the Seller or any Subsidiary, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Seller or any Subsidiary being a member of an affiliated or combined group with, or as a successor to or transferee from, any other corporation at any time on or prior to the Closing Date; and
(iii) any liability of the Seller or any Subsidiary for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

         "Tax Return" means any return or report (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) relating to Taxes required to be supplied to any Tax Authority, and including any amendment thereof.

         "Transaction Documents" means, collectively, this Agreement and each of the other agreements, instruments, certificates and other documents to be executed and delivered by all or some of the parties hereto in connection with the consummation of the Acquisition and the Other Contemplated Transactions.

         SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections or Exhibits, such references shall be to a Section of or Exhibit to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                    PICK COMMUNICATIONS CORP.



                                    By:  /s/ Diego Leiva
                                         ----------------------------------
                                         Name:   Diego Leiva
                                         Title:  Chairman of the Board


                                    LEBOW INVESTMENTS LTD.



                                    By:  /s/ Janice Delfin
                                         ----------------------------------
                                         Name:   Janice Delfin
                                         Title:  Director
















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